Contacts:
Chief Executive Officer         SVP Finance
Zach Lonstein                   William McHale
Infocrossing, Inc.              Infocrossing, Inc.
201-840-4710                    201-840-4732
zlonstein@infocrossing.com      wmchale@infocrossing.com

Media Relations                Investor Relations
Michael Wilczak                Don Duffy
Infocrossing, Inc.             Integrated Corporate Relations
201-840-4941                   203-222-9013
mwilczak@infocrossing.com


                 INFOCROSSING REPORTS FIRST QUARTER 2003 RESULTS

o        First quarter revenue grows 17%
o        EBITDA increases to $2.3 million from $.3 million

LEONIA, NJ, May 7, 2003 -- Infocrossing, Inc. (Nasdaq: IFOX), a premier provider of information technology and business process outsourcing solutions to large and mid-sized companies, announced today strong results for the first quarter ended March 31, 2003. For the first quarter of 2003, revenues increased 16.9% to $13.1 million compared with $11.2 million for the same quarter last year.

The Company also reported strong growth in earnings before interest, taxes, depreciation and amortization (EBITDA) compared with the result for the same quarter last year. Excluding $2.8 million of expense credits recorded in the first quarter of last year related to the settlement of a dispute with a software licensor, EBITDA increased to $2.3 million in the first quarter of 2003 from $0.3 million in the first quarter of 2002. EBITDA is another measure of a company's ability to generate cash from its operations and Management believes this measure is important to disclose, as it is a commonly used financial metric. A reconciliation of net income to EBITDA follows in the Summary Consolidated Statements of Operations.

"Infocrossing's results for the first quarter reflect the wider acceptance of our selective IT outsourcing solutions as a viable way of cutting IT infrastructure costs while accessing leading edge technology," stated Zach Lonstein, Infocrossing's Chairman and Chief Executive Officer. "Our clients achieve cost and performance benefits while we achieve enhanced profitability through operational leverage," he continued.

During the first quarter of 2003, Infocrossing signed several new, multi-year contracts for the Company's selective mainframe, AS/400 and open system outsourcing services. Including signed letters of intent, Infocrossing has received commitments totaling more than $500,000 per month in new revenue, and $21 million over the respective contract terms ranging from two to seven years. The Company estimates that these commitments will generate additional revenues of approximately $.7 million in the second quarter and approximately $1.5 million per quarter thereafter.

Mr. Lonstein added: "Through the first four months of 2003, we've signed new revenue commitments nearly equal to the amount of new contracts signed during the entire year in 2002." In 2002, Infocrossing announced $22 million in new contracts signed throughout the year.

The Company reported a net loss to common stockholders of $2.2 million, or $0.40 per share, in the first quarter of 2003, compared with a net loss of $3.7 million or $0.70 per share in 2002, excluding the $2.8 million of expense credits recorded in the first quarter of 2002 related to the settlement of a dispute with a software licensor. Including the effect of the one-time expense credits, net loss to common stockholders was $0.9 million, or $0.17 per share in the first quarter of 2002. The net loss to common stockholders includes non-cash items for accretion on redeemable preferred stock and accumulated preferred stock dividends totaling $2.4 million, or $0.46 per common share, in the first quarter of 2003 versus $2.2 million, or $0.42 per common share, in the same period of 2002.

Mr. Lonstein concluded: "Our financial results and contract signings validate the value of our selective IT outsourcing solutions. Given the demand we are seeing for our services, we have tremendous confidence that 2003 will turn into another record year".

Infocrossing will hold a teleconference to discuss first quarter results with the financial community today, Wednesday, May 7, 2003, at 4:30 p.m. Eastern Time. Dial in: 1-888-371-9318 or 973-935-2100 for international callers, at least 10 minutes before the start of the call. A telephone replay will also be available until May 21, 2003 starting one hour after the conclusion of the teleconference. Interested persons may listen to the playback of the teleconference by calling 1-877-519-4471 toll free or 973-341-3080 for international callers and entering the pass code number 3911424.

"EBITDA" is defined as earnings before income taxes, depreciation, amortization, amortization of a restricted stock award, interest, and, when applicable, restructuring costs, impairment of assets, and other income and expenses. The issuance of purchase credits by a software licensor in connection with the settlement of a dispute has been treated as an operating item and is included in EBITDA. EBITDA should not be considered as an alternative to operating income, as defined by generally accepted accounting principles, as an indicator of our operating performance, or to cash flows, as a measure of liquidity.

About Infocrossing, Inc. (http://www.infocrossing.com) Infocrossing, Inc. (IFOX) is a premier provider of a full range of IT outsourcing services, including mainframe and open system outsourcing, remote systems and network management, business process outsourcing and IT infrastructure consulting services. With more than 17 years of experience managing large, mission-critical IT systems, Infocrossing assures the optimal performance, security, reliability, and scalability of customers' mainframe and web environments, irrespective of where the systems components are located. Infocrossing maintains strategic alliances with leading technology providers, including IBM, Computer Associates, EMC, Sun Microsystems, Intel and Cisco Systems.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                               INFOCROSSING, INC.
                                AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
                            (Unaudited, in thousands,
                            except per share amounts)

                                                                                 Three Months Ended
                                                                                      March 31,
                                                                         ------------------------------------
                                                                              2003                2002
                                                                         ----------------    ----------------

Revenues                                                                    $    13,129         $    11,233
                                                                            -----------         -----------

Operating costs                                                                   8,310               5,418
Selling and administrative expenses                                               2,540               2,742
Depreciation and amortization                                                     1,416               1,362
                                                                            -----------         -----------
Income from operations                                                              863               1,711
Net interest expense                                                                573                 381
                                                                            -----------         -----------
Income before income taxes                                                          290               1,330
Income tax expense                                                                   20                  -
                                                                            -----------         ----------
Net income                                                                          270               1,330
Accretion and dividends on redeemable preferred stock                            (2,448)             (2,249)
                                                                            -----------         -----------
Net loss to common stockholders                                             $    (2,178)        $      (919)
                                                                            ===========         ===========

Basic and Diluted Earnings per Share:
   Net loss to common stockholders                                          $     (0.40)        $     (0.17)
                                                                            ===========         ===========
   Weighted average number of common shares outstanding                           5,379               5,342
                                                                            ===========         ===========

The net loss to common stockholders is on both a basic and diluted net loss per share basis. Common stock equivalents are excluded from the computation of diluted net loss per share since the inclusion of such equivalents would be anti-dilutive.

The following table reconciles EBITDA to net income for the quarters ended March 31, 2003 and 2002.

                                             Reconciliation - in Thousands
                                                                           Three Months Ended March 31,
                                                                             2003                 2002
                                                                       -----------------    -----------------
                 NET INCOME                                               $       270          $     1,330
                    Add back:
                      Tax expense                                                  20                   -
                      Net interest expense                                        573                  381
                      Depreciation and amortization                             1,416                1,362
                                                                          -----------          -----------
                 EBITDA                                                   $     2,279          $     3,073
                                                                          ===========          ===========


                                                          INFOCROSSING, INC.
                                                           AND SUBSIDIARIES
                                                  SUMMARY CONSOLIDATED BALANCE SHEETS
                                                            (in thousands)

                                                                                    March 31,          December 31,
                                                                                       2003                2002
                                                                                 -----------------    ----------------
                                                                                   (Unaudited)
ASSETS:
   Cash and equivalents                                                             $     7,137          $     7,026
   Other current assets                                                                   5,710                6,720
                                                                                    -----------          -----------
     Total current assets                                                                12,847               13,746
   Property and equipment, net                                                           20,509               19,437
   Other non-current assets                                                              32,145               32,312
                                                                                    -----------          -----------
Total Assets                                                                        $    65,501          $    65,495
                                                                                    ===========          ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT:
   Current liabilities                                                              $    10,260          $    11,612
   Long-term liabilities                                                                 13,987               12,899
   Redeemable preferred stock                                                            55,637               53,189
   Common stockholders' deficit                                                         (14,383)             (12,205)
                                                                                    -----------          -----------
Total Liabilities and Stockholders' Deficit                                         $    65,501          $    65,495
                                                                                    ===========          ===========

